Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

June 17, 2020

PEABODY APPOINTS MARK SPURBECK TO PERMANENT ROLE OF CHIEF FINANCIAL OFFICER

ST. LOUIS, June 17 – Peabody announced today Mark Spurbeck has been named Executive Vice President and Chief Financial Officer. Mark joined Peabody in early 2018 and has most recently served as the company’s Senior Vice President and Interim Chief Financial Officer since January 2020.

“We are pleased for Mark to officially step into this key leadership post,” said Peabody President and Chief Executive Officer Glenn Kellow. “Mark’s extensive mining experience and perspective will be valuable as we continue to navigate the complexities of the current global environment.”

Mark has more than two decades of accounting and financial experience. In his time at Peabody, he also served as Senior Vice President and Chief Accounting Officer and has overseen the company’s finance, treasury, tax, internal audit, financial reporting and corporate accounting functions. Prior to joining Peabody in early 2018, Mark was Vice President of Finance and Chief Accounting Officer at Coeur Mining, Inc. He also previously held multiple positions at Newmont Mining Corporation over an eight-year period, including Group Executive, Assistant Controller. Mark also served in several financial positions at First Data Corporation and Deloitte LLP. He holds a Bachelor of Arts degree in Accounting from Hillsdale College in Michigan and is a Certified Public Accountant.

Peabody (NYSE: BTU) is a leading coal producer, serving customers in more than 25 countries on six continents. We provide essential products to fuel baseload electricity for emerging and developed countries and create the steel needed to build foundational infrastructure. Our commitment to sustainability underpins our activities today and helps to shape our strategy for the future. For further information, visit PeabodyEnergy.com.

Contact:

Julie Gates

314.342.4336